Exhibit 99.1

Partnership Contact:

Bradley W. Harris

(614) 643-0314

ir@OxfordResources.com

Oxford Resource Partners, LP Announces Third Quarter 2012 Distribution

Partnership to Report Third Quarter 2012 Financial Results on November 6, 2012

COLUMBUS, Ohio, October 29, 2012 – Oxford Resource Partners, LP (NYSE: OXF) (the “Partnership” or “Oxford”) declared a reduced cash distribution of $0.20 per common unit for its third quarter ended September 30, 2012. The Partnership determined that no cash distribution will be paid on its subordinated units for its third quarter ended September 30, 2012. The common units distribution will be paid on November 14, 2012, to all common unitholders of record as of the close of business on November 8, 2012.

As reported in its second quarter earnings release, by the end of 2012 the Partnership expected to receive $10-$15 million in proceeds from the sale of excess equipment from its Illinois Basin operations, which would provide additional liquidity for operations and allow the Partnership to make the third quarter distributions out of operating cash flows. However, the Partnership has determined it likely will not obtain acceptable value for the assets by the end of 2012. Therefore, the Partnership has elected to reduce the common units distribution and suspend the subordinated units distribution to preserve liquidity until its liquidity can be enhanced with funds generated from operations and/or proceeds from the sale of excess assets at acceptable values. This decision was made by the Board in the best interests of the Partnership as it continues to navigate a challenging environment.

Despite this environment, the Partnership’s sales book is committed and priced fully for the remainder of 2012 and 97% for all of 2013 based on currently anticipated levels of production. The Partnership continues to explore value enhancing opportunities that capitalize on its low cost production profile and strategic importance to its customers.

The Board will continue to review the appropriate level of distributions on a quarter-by-quarter basis and its decisions will be made based on the best information available at the time and the best interest of the Partnership and its unitholders. Under the Partnership’s partnership agreement, arrearage amounts resulting from the reduction in the common units distribution accumulate, while those from the subordinated units suspension do not. Accumulated arrearage amounts for the common unitholders will be paid as a priority over and before any future quarterly distributions are paid on the common and subordinated units.

The Partnership will report its third quarter 2012 financial results before the market opens on Tuesday, November 6, 2012. The Partnership’s management will hold a conference call to review the results at 10:00 a.m. Eastern Time on that day.

Participants may access the November 6, 2012 conference call by dialing (866) 783-2143 or (857) 350-1602 for international callers and providing passcode 70677946. The call will also be webcast live on the Internet in the Investor Relations section of the Partnership’s website at www.OxfordResources.com.

An audio replay of the conference call will be available for seven days beginning at 12:00 noon Eastern Time on November 6, 2012 and may be accessed at (888) 286-8010 or (617) 801-6888 for international callers. The replay passcode is 69108537. The webcast will also be archived on the Partnership’s website at www.OxfordResources.com for 30 days following the call.

About Oxford Resource Partners, LP

Oxford Resource Partners, LP is a low-cost producer of high value steam coal in Northern Appalachia and the Illinois Basin. Oxford markets its coal primarily to large electric utilities with coal-fired, base-load scrubbed power plants under long-term coal sales contracts. The Partnership is headquartered in Columbus, Ohio.

For more information about Oxford Resource Partners, LP (NYSE: OXF), please visit www.OxfordResources.com. Financial and other information about the Partnership is routinely posted on and accessible at www.OxfordResources.com.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the Partnership’s distribution to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distribution to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.